Filed pursuant to Rule 433

Registration No. 333-173636

Medium-Term Notes, Series T

$1,000,000,000 3.000% Senior Notes due March 15, 2022

Final Terms and Conditions

Issuer:	U.S. Bancorp

Note Type:	Senior Medium Term Notes

Ratings* (Moody’s / S&P / Fitch / DBRS):	Aa3 / A / AA- / AA

Principal Amount:	$1,000,000,000

Pricing Date:	February 28, 2012

Settlement Date:	March 2, 2012 (T+3)

Maturity Date:	March 15, 2022

Redemption Date:	February 15, 2022

Redemption Terms:	Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Coupon:	3.000%

Pricing Benchmark:	UST 2.000% due February 15, 2022

Benchmark Yield:	1.908%

Reoffer Spread:	+ 110 bps

Reoffer Yield:	3.008%

Price to Public:	99.930%

Gross Spread:	0.257%

All-In Price:	99.673%

Net Proceeds to Issuer:	$996,730,000

First Coupon Date:	September 15, 2012

Interest Payment Dates:	Semiannually, on the 15th of March and September

CUSIP:	91159HHC7

Joint Bookrunners:	Barclays Capital Inc.; Credit Suisse Securities (USA) LLC; U.S. Bancorp Investments, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or U.S. Bancorp Investments, Inc. at 1-877-558-2607.